Confidential treatment has been requested by
Constar International Inc. pursuant to Rule 406.
All non-public information has been filed
with the Securities and Exchange Commission.

Exhibit 10.10
Execution Copy

BENEFITS ALLOCATION AGREEMENT

dated as of

November 20, 2002

between

CROWN CORK & SEAL COMPANY, INC.

and

CONSTAR INTERNATIONAL INC.

i

TABLE OF APPENDICES

Appendix A—Welfare Plans
Appendix B—Retirement Plans
Appendix C—Transition Employees
Appendix D—Informal Pensions
Appendix E—Annuity Payments
Appendix F—Split Dollar Insurance Policies
Appendix G—Transferred Former Constar Salaried Employees

ii

BENEFITS ALLOCATION AGREEMENT

THIS IS A BENEFITS ALLOCATION AGREEMENT, dated as of November 20, 2002 (the “Agreement”), by and between Crown Cork & Seal Company, Inc., a Pennsylvania corporation (together with its successors and permitted assigns, “Crown”), and Constar International Inc., a Delaware corporation (together with its successors and permitted assigns, “Constar”) (collectively, the “Parties” or individually, a “Party”).

Background

A.  The Board of Directors of Crown has authorized an initial public offering of Constar’s common stock (the “Offering”).

B.  Upon the closing of the Offering, Crown and Constar will enter into a number of agreements that will govern certain matters relating to the Offering and the relationship of Crown and Constar and their respective subsidiaries and affiliates following the Offering.

C.  This Agreement sets forth the arrangements between the Parties relating to certain employee benefit and compensation matters.

Terms

THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions.  The following words and phrases used in this Agreement shall have the meanings set forth below unless a different meaning is plainly required by the context.

“ACTIVE CONSTAR EMPLOYEE” means:

(a)  Any Employee (other than a Salt Lake Employee) who is performing services for the Constar Group on the Closing Date, including any such Employee who is not actively performing such service as a result of sick leave, workers’ compensation leave, short-term disability or other authorized leave of absence; and

(b)  Any Employee of the Crown Group who is designated by Crown and Constar as an Employee to whom Constar offers employment beginning on or before the Closing Date and who has accepted such offer.

“ASO CONTRACT” means an administrative services only contract or other contract with a third-party administrator or service provider that pertains to any Crown Welfare Plan or Constar Welfare Plan.

“BENEFICIARY” means the individual(s) designated by an Employee, former Employee, by operation of law or otherwise, as the party entitled to compensation, benefits, insurance coverage or any other goods or services under any Plan.

“CLOSING DATE” means the date upon which Crown completes the initial public offering of Constar’s Common Stock.

“CODE” means the Internal Revenue Code of 1986, as amended.

“CONSTAR COMMON STOCK” means the shares of common stock, par value $.01 per share, of Constar.

“CONSTAR GROUP” means Constar and its Subsidiaries as of the Closing Date.

“CROWN COMMON STOCK” means the shares of common stock, par value $5.00 per share, of Crown.

“CROWN EQUITY PLAN means: the Crown Cork & Seal Company, Inc. 2001 Stock-Based Incentive Compensation Plan; the Crown Cork & Seal Company, Inc. 1997 Stock-Based Incentive Compensation Plan; the Crown Cork & Seal Company, Inc. 1994 Stock-Based Incentive Compensation Plan; and the Crown Cork & Seal Company, Inc. 1990 Stock-Based Incentive Compensation Plan.

“CROWN GROUP” means Crown and its Subsidiaries, excluding any member of the Constar Group, as of the Closing Date.

“EMPLOYEE” means any individual who performs services pursuant to a common-law employer-employee relationship.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FOREIGN PLAN,” when immediately preceded by “Crown,” means a Plan maintained by the Crown Group or when immediately preceded by “Constar,” a Plan maintained by the Constar Group, in either case for the benefit of Employees who perform services and/or are compensated under a payroll that is administered outside the United States, its territories and possessions, and the District of Columbia.

“FORMER CONSTAR EMPLOYEE” means an Employee whose employment with the Constar Group terminated for any reason (including retirement or long-term disability) before the Closing Date and who, as of the Closing Date, is not employed by Crown or a member of the Crown Group.

“GOVERNMENTAL AUTHORITY” means any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including, without limitation, the United States Department of Labor, the Internal Revenue Service, and the Pension Benefit Guaranty Corporation.

“GROUP INSURANCE POLICY” means a group insurance policy issued under any Crown Welfare Plan or any Constar Welfare Plan, as applicable.

“HMO AGREEMENTS” means contracts, letter agreements, practices and understandings with HMOs that provide medical services under the Crown Welfare Plans or Constar Welfare Plans.

“HMO” means a health maintenance organization that provides benefits under the Crown Welfare Plans or the Constar Welfare Plans.

“INCENTIVE PLAN,” when immediately preceded by “Crown,” means the Crown Cork & Seal Company, Inc. Management Incentive Plan and the Crown Cork & Seal Company, Inc. Sales Incentive Plan. When immediately preceded by “Constar,” INCENTIVE PLAN means the Constar Short-Term Incentive Plan to be established by Constar pursuant to Section 5.2.

“LIABILITIES” means any and all losses, claims, charges, compensation, benefits, debts, demands, actions, costs and expenses (including, without limitation, administrative and related costs and expenses of any Plan, program or arrangement), of any nature whatsoever, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“MATERIAL FEATURE” means any feature of a Plan that could reasonably be expected to be of material importance to the sponsoring employer or the participants and beneficiaries of the Plan, which could include, without limitation, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided by the employer under such Plan and the amount or level of contributions, if any, required to be made by participants (or their dependents or beneficiaries) to such Plan or that is a benefit, right or feature within the meaning of Code section 411(d)(6).

“NON-EMPLOYER STOCK FUND” is defined in Section 3.3(c)(ii) of this Agreement.

“PARTICIPATING COMPANY” means any Person (other than an individual) that is participating in a Plan sponsored by a member of the Crown Group or a member of the Constar Group, as the context requires.

“PENSION PLANS” means the Retirement Plans designated as such in Part 1 or Part 2 of Appendix B, as applicable.

“PERSON” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity.

“PLAN” means any plan, policy, program, payroll practice or other arrangement, whether written or unwritten, providing benefits to Employees or former Employees of the Crown Group or the Constar Group.

“RETIREMENT PLANS”, when immediately preceded by “Crown,” means the retirement plans listed in Part 1 of Appendix B to this Agreement that are sponsored by a member of the Crown Group. When immediately preceded by “Constar,” RETIREMENT PLANS means the retirement plans listed in Part 2 of Appendix B to this Agreement that are sponsored by a member of the Constar Group for periods immediately after the Closing Date.

“SAVINGS PLANS” means the Retirement Plans designated as such in Part 1 or Part 2 of Appendix B, as applicable.

“SALT LAKE EMPLOYEE” means any Employee who is performing services at the facility located in Salt Lake City, Utah, on the Closing Date, including any such Employee who is not actively performing such service as a result of sick leave, workers’ compensation leave, short-term disability or other authorized leave of absence.

“SALT LAKE HOURLY EMPLOYEE” means a Salt Lake Employee who is compensated on an hourly basis.

“SUBSIDIARY” means, with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries owns or controls, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

“WELFARE PLANS,” when immediately preceded by “Crown,” means the welfare benefit plans, programs, and policies listed in Part 1 of Appendix A to this Agreement that are sponsored by a member of the Crown Group. When immediately preceded by “Constar,” WELFARE PLANS means the welfare benefit plans, programs, and policies listed in Part 2 of Appendix A to this Agreement that are sponsored by a member of the Constar Group for all periods after the Closing Date.

ARTICLE II
EMPLOYEES AND ALLOCATIONS OF LIABILITIES

Section 2.1  Identification and Employment.  Effective as of the Closing Date, Crown and Constar shall jointly compile a list by name, social security number, job title and assigned location of all Active Constar Employees. Effective as of the Closing Date, Constar shall employ all such identified Active Constar Employees. Effective as of the Closing Date, Crown and Constar shall jointly compile a list by name and social security number of all Former Constar Employees who are identifiable at such time. An individual who would be classified as a Former Constar Employee shall be treated as such for all purposes of this Agreement notwithstanding that such individual is not on the list provided for in the preceding sentence.

Section 2.2  Constar Assumption of Liabilities.  Except as specifically provided otherwise in this Agreement, Constar shall, on behalf of itself and its Subsidiaries, assume, or cause another member of the Constar Group to assume (i) all Liabilities related to Active Constar Employees and Former Constar Employees incurred in connection with their employment by the Constar Group (or the predecessor of any member of such Group) or the Crown Group (or the predecessor of any member of such Group) prior to the Closing Date; (ii) all Liabilities related to Active Constar Employees and Former Constar Employees arising on or after the Closing Date relating to employment with any member of the Constar Group; and (iii) all other Liabilities related to, arising out of, or resulting from obligations, liabilities and responsibilities assumed or retained by Constar or any member of the Constar Group under this Agreement or a Plan sponsored or maintained by any member of the Constar Group.

ARTICLE III
RETIREMENT PLANS

Section 3.1  General Principles.

(a)  Retirement Plan Liabilities.  Except as specifically provided under Section 3.2, effective as of the Closing Date, the Active Constar Employees will cease to earn benefits under the Crown Retirement Plans and the Constar Group will establish the Constar Retirement Plans for the benefit of the Active Constar Employees. The Constar Retirement Plans will provide benefits for a period of one year after the Closing Date that are at least substantially equivalent in all Material Features (except for the Supplemental Pension Plan provisions of the Crown Pension Plan) to those provided under the corresponding Crown Retirement Plans immediately before the Closing Date. Except as specifically provided under Section 3.2 or Section 3.3 and notwithstanding Section 2.2, the Crown Retirement Plans will retain all liabilities and assets related to retirement benefits earned under such Retirement Plans by Active Constar Employees and Former Constar Employees prior to the Closing Date.

(b)  Governmental Filings.  Crown and Constar shall cooperate to make any and all filings required with respect to the Crown Retirement Plans and the Constar Retirement Plans under the Code or ERISA in connection with the Offering or the asset transfers described in this Article III in a timely manner.

(c)  Determination Letters.  Constar shall apply to the Internal Revenue Service for favorable determination letters with respect to the tax-qualified status of the Constar Retirement Plans as soon as practicable after the Closing Date, and Constar, consistent with the terms of this Agreement, shall make such amendments to such Retirement Plans as may be required by the Internal Revenue Service in order for Constar to receive favorable determination letters with respect to these Plans.

(d)  Terms of Participation—Active Constar Employees.  Each Constar Retirement Plan shall provide that all service, compensation, and other benefit-affecting determinations that, as of the Closing Date, were recognized under the corresponding Crown Retirement Plan with respect to Active Constar Employees (for periods immediately before the Closing Date) shall, as of immediately after the Closing Date, receive full recognition, credit and validity and be taken into account under such Constar Retirement Plan to the same extent as if such items occurred under such Constar Retirement Plan, except to the extent that duplication of benefits would result.

(e)  Beneficiary Designations.  All beneficiary designations made by Active Constar Employees or their respective alternate payees with respect to the Crown Retirement Plans shall be transferred to and be in full force and effect under the corresponding Constar Retirement Plans until such beneficiary designations are replaced or revoked by the individual who made such beneficiary designation.

Section 3.2  Defined Benefit Pension Plans.

(a)  Establishment of Pension Plans.

(i)  Prior to the Closing Date, Crown shall have caused all liabilities accrued under the Crown Pension Plan with respect to the Former Constar Employees listed on Appendix G to be transferred together with an equivalent amount of assets to the Crown Hourly Pension Plan for Constar Employees.

(ii)  Effective as of the Closing Date, Crown shall transfer sponsorship of the Crown Hourly Pension Plan for Constar Employees together with all related liabilities and assets to Constar and Constar shall accept sponsorship of such Plan together with all related assets and liabilities.

(iii)  Effective as of the Closing Date, Constar will cause the Crown Hourly Pension Plan for Constar Employees to be renamed as the Constar Pension Plan. Constar shall thereafter amend the Constar Pension Plan to provide benefits with respect to Active Constar Employees who are compensated on a salaried basis, their Beneficiaries and their respective alternate payees immediately after the Closing Date that are at least substantially equivalent in all Material Features to those provided under the Crown Pension Plan immediately before the Closing Date and such benefits will be subject to an offset for all benefits earned under the Crown Pension Plan immediately before the Closing Date. For purposes of eligibility (including early retirement eligibility), vesting and benefit accrual, all service recognized under the Crown Pension Plan (for periods immediately before the Closing Date) shall, as of immediately after the Closing Date be recognized and taken into account under the Constar Pension Plan. For purposes of benefit accrual, all compensation recognized under the Crown Pension Plan shall, be recognized and taken into account under the Constar Pension Plan.

(iv)  As soon as practicable following the Closing Date, Constar shall cause all liabilities accrued under the Constar Pension Plan with respect to the Salt Lake Hourly Employees to be transferred together with an equivalent amount of assets to the Crown Pension Plan. Such asset transfer shall be increased for interest at a monthly rate of .15% from the Closing Date to the actual date of transfer.

(b)  Establishment of Pension Trust.  Effective as of the Closing Date, Constar shall establish or cause to be established with respect to the Constar Pension Plan, a trust(s) which shall be exempt from taxation under Code section 501(a) (the “Constar Pension Trust”). On the first business day of the month commencing immediately after the month in which the Closing Date occurs, Crown will cause the Crown Cork & Seal Company, Inc. Master Retirement Trust (the “Master Trust”) to transfer to the Constar Pension Trust an amount of cash equal to 90 percent of the value of the assets of the Crown Hourly Pension Plan for Constar Employees determined as of the last business day of the month immediately preceding the month in which the Closing Date occurs. As soon as practicable thereafter, the Parties will cause a final transfer, either from or to the Master Trust and the Constar Pension Trust, of the balance of the assets (either positive or negative) of the Crown Hourly Pension Plan for Constar Employees determined as of the last business day of the month in which the Closing Date occurs. Such transfer shall be in cash and shall be appropriately adjusted to account for benefit payments and administrative expenses. In addition, such transfer shall be appropriately adjusted for the liability and asset transfer provided for in Section 3.2(a)(iv) above.

(c)  Retention of Liabilities.  Except as specifically provided in this Section 3.2(c), effective as of the Closing Date, the Active Constar Employees (compensated on a salaried basis) shall cease to accrue benefits under the Crown Pension Plan. Notwithstanding the preceding sentence, for purposes of early retirement eligibility and vesting, all service recognized under the Constar Pension Plan for periods following the Closing Date shall be recognized and taken into account under the Crown Pension Plan. Following the Closing Date, and notwithstanding Section 2.2, the Crown Pension Plan shall retain all liabilities and assets related to benefits earned prior to the Closing Date by Active Constar Employees (compensated on a salaried basis) and the Former Constar Employees (compensated on a salaried basis) who are not listed on Appendix G.

(d)  PBGC Intervention.  Notwithstanding any provision of this Agreement to the contrary, in the event that at any time the Pension Benefit Guaranty Corporation (PBGC) or any other Governmental Authority asserts that the Offering may provide justification for the PBGC to seek termination of the Crown Pension Plan or Constar Pension Plan under ERISA or otherwise asserts that the Offering may increase unreasonably the long-run loss to the PBGC (within the meaning of ERISA section 4042(a)(4)) with respect to any Crown Pension Plan or Constar Pension Plan, Crown may, in its sole discretion:

(i)  Enter into negotiations with the PBGC to resolve these issues and, upon satisfactorily resolving such issues, Constar shall fully comply with the terms of any agreement entered into by Crown with the PBGC; or

(ii)  Transfer all assets and liabilities with respect to some or all of the Active Constar Employees and/or Former Constar Employees and their respective alternate payees arising prior to the Closing Date under the Crown Pension Plan to the Constar Pension Plan in a manner acceptable to the PBGC.

Section 3.3  Defined Contribution Plans.

(a)  Establishment of Savings Plan.  Effective as of the Closing Date, Constar shall adopt the Constar Savings Plan, which, subject to the asset transfer provided for in Section 3.3(c) below, shall provide benefits with respect to Active Constar Employees, their Beneficiaries and their respective alternate payees immediately after the Closing Date that are at least substantially equivalent in all Material Features to those provided under the Crown Savings Plans immediately before the Closing Date. For purposes of eligibility (including early retirement eligibility) and vesting, all service recognized under the corresponding Crown Savings Plan (for periods immediately before the Closing Date) shall, as of immediately after the Closing Date be recognized and taken into account under the Constar Savings Plan.

(b)  Establishment of Savings Trust.  Effective on the Closing Date, Constar shall establish or cause to be established with respect to the Constar Savings Plan, a trust, which shall be exempt from taxation under Code section 501(a).

(c)  Transfer of Savings Plan Assets.

(i)  Transfer of Assets to the Constar Savings Plan. As soon as practicable after the Closing Date, Crown shall cause the accounts of the Active Constar Employees, their Beneficiaries and their respective alternate payees, if any, under the applicable Crown Savings Plan that are held by its related trust to be transferred to the Constar Savings Plan and its related trust, and Constar shall cause such transferred accounts to be accepted by such plan and trust. The transfer of such accounts shall be made: (A) in kind, to the extent the assets consist of investments in a Crown Common Stock fund and (B) otherwise in cash, interests in mutual funds, securities, or other property or in a combination thereof, as the Parties may agree, but, to the extent practicable, shall be invested initially in comparable investment options in the

Constar Savings Plan as such accounts were invested immediately before the date of transfer. Any outstanding loan balances under any Crown Savings Plans to Active Constar Employees shall be transferred with the underlying accounts.

(ii)  Non-Employer Stock Funds. Effective immediately after the Closing Date, the Constar Savings Plan shall provide for both a Crown Common Stock fund and a Constar Common Stock fund as investment options. The Crown Common Stock fund in the Constar Savings Plan shall be referred to as the Non-Employer Stock Fund. The Non-Employer Stock Fund will be maintained under the Constar Savings Plan until at least December 31, 2004, or for such longer period as the applicable Constar Savings Plan fiduciaries determine the Non-Employer Stock Fund to be an appropriate investment under the Constar Savings Plan. The Constar Savings Plan shall provide that, after the Closing Date, no new contributions may be invested in, and no amounts may be transferred from other investment options to, the Non-Employer Stock Fund. The Constar Savings Plan shall provide that no earnings or dividends attributable to the Non-Employer Stock Fund may be reinvested in the Non-Employer Stock Fund.

(iii)  Provision of Disclosure Materials Relating to Non-Employer Stock Funds. Crown shall provide to Constar in a timely manner such proxy statements, annual reports, and other materials with respect to Crown stock held in the Non-Employer Stock Fund under the Constar Savings Plan as may be reasonably requested by Constar.

ARTICLE IV
WELFARE PLANS

Section 4.1    General Principles.

(a)  Assumption of Welfare Plan Liabilities. Effective as of the Closing Date, all Liabilities relating to Active Constar Employees and Former Constar Employees and their Beneficiaries under the Crown Welfare Plans shall cease to be Liabilities of Crown or the Crown Welfare Plans and shall be assumed by the Constar Group and the Constar Welfare Plans including, without limitation, retiree medical benefits. Except as specifically set forth in Sections 4.4 and 4.8, Constar shall not be entitled to assets associated with any Crown Welfare Plan.

(b)  Continuation of Elections. Constar shall cause the Constar Welfare Plans to recognize and maintain all coverage and contribution elections made by Active Constar Employees (and Former Constar Employees, if applicable) under the Crown Welfare Plans in effect for the period immediately before the Closing Date and shall apply such elections under the Constar Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable. Constar shall provide coverage to Active Constar Employees (and Former Constar Employees, if applicable) under the Constar Welfare Plans without the need to undergo a physical examination or otherwise provide evidence of insurability, will not impose pre-existing condition exclusions and will recognize and maintain all irrevocable assignments and elections made by Active Constar Employees (and Former Constar Employees, if applicable) in connection with any life insurance coverage under the Crown Welfare Plans.

(c)  Continuation of Co-Payments. Constar shall cause the Constar Welfare Plans to recognize and give credit for all amounts applied to deductibles, out-of-pocket maximums, and other applicable benefit coverage limits for expenses that have been incurred by Active Constar Employees (and Former Constar Employees, if applicable) under the Crown Welfare Plans for the remainder of the benefit limit year in which the Closing Date occurs.

(d)  Continuation of Maximum Benefits. Constar shall cause the Constar Welfare Plans to recognize and give credit for all benefits paid to Active Constar Employees and Former Constar Employees under the Crown Welfare Plans, before and during the benefit limit year in which the Closing Date occurs, for purposes of determining when such persons have reached their lifetime maximum benefits under the Constar Welfare Plans.

(e)  COBRA and HIPAA Obligations. For the period before the Closing Date and for the period following the Closing Date that Crown is providing administrative services with respect to the Constar Welfare Plans pursuant to the terms of the Transition Services Agreement, Crown shall be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and the portability requirements under the Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA), with respect to Active Constar Employees, Former Constar Employees and their Beneficiaries and shall be responsible for furnishing all necessary employee change notices with respect to these persons in accordance with applicable Crown policies and procedures. Following the time periods described in the preceding sentence, Constar shall be solely responsible for administering compliance with and satisfying any outstanding COBRA or HIPAA obligation with respect to Active Constar Employees, Former Constar Employees and their Beneficiaries.

(f)  Subrogation. If Constar recovers any amounts through subrogation or reimbursement for claims paid by Crown to Active Constar Employees, Former Constar Employees or their Beneficiaries, Constar shall pay such amounts to Crown.

Section 4.2  Establishment of Welfare Plans.  Effective as of the Closing Date, Constar shall take all actions necessary or appropriate to establish the Constar Welfare Plans to provide Active Constar Employees (and Former Constar Employees, if applicable) benefits that are identical in all Material Features to those benefits provided under the Crown Welfare Plans from time to time during the period that Crown is providing administrative services with respect to the Constar Welfare Plans pursuant to the terms of the Transition Services Agreement.

Section 4.3  Vacation and Sick Pay Liabilities.  Effective as of the Closing Date, Constar shall assume all Liabilities for vacation, sick leave and other paid time off in respect of all Active Constar Employees (and Former Constar Employees, if applicable) as of the Closing Date.

Section 4.4  Medical Spending/Dependent Care Accounts.  For the calendar year that includes the Closing Date, the Constar Cafeteria Plan shall recognize all elections, contributions and related claims by Active Constar Employees (and Former Constar Employees, if applicable) to flexible spending or dependent care assistance accounts under the Crown

Cafeteria Plan. As soon as practicable after the close of such calendar year, Crown shall reimburse Constar for the aggregate contributions to such accounts withheld by Crown from Active Constar Employees (and Former Constar Employees, if applicable) prior to the Closing Date to the extent that Crown did not exhaust such contributions by providing benefits to Active Constar Employees (and Former Constar Employees, if applicable) prior to the Closing Date, or if benefits paid by Crown to Active Constar Employees (and Former Constar Employees, if applicable) prior to the Closing Date exceeds the contributions withheld by Crown from Active Constar Employees (and Former Constar Employees, if applicable), Constar shall reimburse Crown for such difference.

Section 4.5  Severance.  The Parties agree that, with respect to Active Constar Employees who, in connection with the Offering, cease to be employees of the Crown Group and become Employees of the Constar Group, such cessation shall not be deemed a severance of employment for purposes of any Plan that provides for the payment of severance, salary continuation or similar benefits. The Parties shall take all such action, including, but not limited to amending any Plan to give effect to the provisions of this Section 4.5.

Section 4.6  Vendor Contracts.

(a)  Pre-Closing Date Negotiation. Before the Closing Date, Crown shall take such steps as are necessary under each ASO Contract, Group Insurance Policy and HMO Agreement in existence as of the date of this Agreement to permit Constar to participate in the terms and conditions of such ASO Contract, Group Insurance Policy or HMO Agreement beginning immediately after the Closing Date.

(b)  Terms of Constar Participation. Crown shall determine, and shall promptly notify Constar of, the manner in which Constar’s participation in the terms and conditions of ASO Contracts, Group Insurance Policies and HMO Agreements, as set forth above is to be effectuated. Constar hereby authorizes Crown to act on its behalf to extend to Constar the terms and conditions of the ASO Contracts, Group Insurance Policies and HMO Agreements. Constar shall fully cooperate with Crown in such efforts.

(c)  Premium/Administration Rates. Crown and Constar shall use their reasonable best efforts to cause each of the insurance companies, HMOs, paid provider organizations and third-party administrators providing services and benefits under the Crown Welfare Plans and the Constar Welfare Plans to maintain the premium and/or administrative rates, based on the aggregate number of participants in both the Crown Welfare Plans, after the Closing Date, and the Constar Welfare Plans.

(d)  Management of the ASO Contracts, Group Insurance Policies and HMO Agreements. Constar shall be responsible, subject to the direction and control of Crown, for the management of the existing contractual and other arrangements pertaining to the administration of the Constar Welfare Plans. Immediately after the Closing Date, Constar shall be responsible for the management and control of the ASO contracts, Group Insurance Policies and HMO Agreements and other vendor contracts and relationships to the extent such contracts, policies and agreements apply to the Constar Welfare Plans. Notwithstanding the foregoing, nothing contained in this Section 4.6(d) shall permit Constar to direct any insurance carrier, third-party vendor or claims administrator with respect to any contractual arrangement, policy or agreement under any Crown Welfare Plan.

Section 4.7  Workers’ Compensation and Unemployment Compensation. Effective as of the Closing Date, Constar shall assume all Liabilities for Active Constar Employees and Former Constar Employees related to any and all workers’ compensation and unemployment compensation matters under any law of any state, territory, or possession of the United States or the District of Columbia and Constar shall be fully responsible for the administration of all such claims. If Constar is unable to assume any of such Liabilities or the administration of any such claim because of the operation of applicable state law or for any other reason, Constar shall reimburse Crown for all such Liabilities.

Section 4.8  Retiree Medical Benefits. Following the Closing Date, Crown shall continue to permit Former Constar Employees (and Active Constar Employees, who subsequently become eligible and elect to do so), to pay their portion of the cost of retiree medical benefits through a voluntary deduction from their benefit payments under the applicable Crown Pension Plan. Crown shall cause such deduction to be made and to be remitted to Constar within 30 days of when such amount would otherwise have been paid to such Former Constar Employee (or Active Constar Employee, if applicable).

Section 4.9  HIPAA Business Associate Provisions.

(a)  Definitions. For purposes of this Section 4.9, the following words and phrases shall have the meanings set forth below.

“Designated Record Set” shall have the meaning set out in its definition at 45 C.F.R. §164.501, as such provision is currently drafted and as subsequently amended.

“Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for Constar.

“Individually Identifiable Health Information” shall have the meaning set out in its definition at 45 C.F.R. §164.501, as such provision is currently drafted and as subsequently amended.

“Privacy Standards” shall mean the Standards for Privacy of Individually Identifiable Health Information promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), 45 C.F.R. Parts 160 and 164.

“Protected Health Information” (“PHI”) shall have the meaning set out in its definition at 45 C.F.R. §164.501, as such provision is currently drafted and as subsequently amended.

(b)  Use and Disclosure of PHI. Crown may use and disclose PHI received from Constar or created or received by Crown on behalf of Constar solely as permitted or required by this Agreement or as otherwise required by law. Crown shall not use and disclose

PHI received from Constar or created or received by Crown on behalf of Constar in any manner that would constitute a violation of the Privacy Standards if used in such manner by Constar.

(c) Safeguards. Crown agrees that it will use commercially reasonable efforts to safeguard PHI and to prevent use or disclosure of PHI other than as provided for under this Section 4.9.

(d) Reporting of Disclosures of PHI. Crown shall report to Constar any use or disclosure of PHI in violation of this Section 4.9 of which it becomes aware.

(e) Agreements with Third Parties. Crown shall obtain agreement with any agent or subcontractor that will have access to PHI that is received from, or created or received by Crown on behalf of Constar, to be bound by the same restrictions, terms, and conditions that apply to Crown pursuant to this Section 4.9 with respect to such PHI.

(f) Access to Information. Within twenty-five (25) days of receipt of a request by Constar for access to PHI in a Designated Record Set concerning an individual whose PHI is held by Crown under this Agreement, Crown will provide such access to an individual in accordance with 45 C.F.R. § 164.524.

(g) Availability of PHI for Amendment. Within fifty (50) days of receipt of a request from Constar for the amendment of an individual’s PHI contained in a Designated Record Set, Crown agrees to make any amendment to PHI in a Designated Record Set that Constar directs or agrees to pursuant to 45 C.F.R. §164.526.

(h) Accounting of Disclosures. Within fifty (50) days of receipt of a notice from Constar to Crown stating that Constar has received a request for an accounting of disclosures of PHI regarding an individual, Crown shall make available to Constar such information as is in Crown’s possession and is required for Constar to make the accounting under 45 C.F.R. §164.528. Crown agrees to document such disclosures of PHI and information related to such disclosures as would be required for Constar to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528.

(i) Availability of Books and Records. Crown agrees to make its internal policies, procedures, practices, books, records and agreements relating to the use and disclosure of PHI received from, or created or received by Crown on behalf of, Constar available to the Secretary of the Department of Health and Human Services (“Secretary”) for purposes of determining Constar’s compliance with the Privacy Standards, subject to attorney-client and other applicable legal privileges.

(j) Return of PHI upon Termination. Upon termination of the Agreement for any reason, Crown shall return to Constar all PHI received from Constar or created or received by Crown on behalf of Constar and which Crown still maintains in any form. Prior to doing so, Crown further agrees to recover any PHI in the possession of its subcontractors or agents. Crown shall not retain any copies of such PHI. If it is not feasible to return such PHI as determined by Constar, Crown agrees to extend any and all protections, limitations, and restrictions in this Section 4.9 to Crown’s use and disclosure of any PHI retained after the termination of the Agreement, and to limit any further uses and disclosures to the purpose or purposes that make the return of PHI infeasible. If it is not feasible for Crown to obtain from a subcontractor or agent any PHI in the possession of the subcontractor or agent, Crown will require the subcontractor and/or agent to agree to extend any and all protections, limitations, and restrictions in this Section 4.9 to the subcontractors’ and/or agents’ use and disclosure of any PHI retained after the termination of the Agreement, and to limit any further uses and disclosures to the purposes that make the return of the PHI infeasible.

(k)  Termination.  Pursuant to 45 C.F.R. §164.504(e)(2)(iii), Constar may upon ten (10) days notice terminate the provisions of any agreement that relates to the administration of any Welfare Plan determined to be a health plan under the Privacy Standards if Constar determines that Crown has breached a material term of this Section 4.9. Alternatively, Constar may (i) provide Crown with 30 days written notice of the existence of an alleged material breach; and (ii) afford Crown an opportunity to cure said alleged material breach to Constar’s satisfaction within the stated time period. Failure to cure the alleged breach is grounds for immediate termination of the provisions of any agreement that relates to the administration of any Welfare Plan determined to be a health plan under the Privacy Standards; provided, however, that in the event that Constar determines that such termination is not feasible, Crown hereby acknowledges that Constar shall have the right to report the breach to the Secretary, notwithstanding any other provision of the Agreement to the contrary. Constar reserves the right to cure any breach by Crown of any provision of this Section 4.9; provided, however, that Constar retains its right to terminate relevant provision of an agreement as provided under this Section 4.9(k) and its right to seek related remedies, even if Constar is able to cure the breach.

(l)  Constar’s Obligations.  Constar shall notify Crown of any limitation(s) in its notice of privacy practices, to the extent that such limitation may affect Crown’s use or disclosure of PHI. Constar also shall notify Crown of any changes in, or revocation of, permission by an individual to use or disclose PHI, to the extent that such changes may affect Crown’s use or disclosure of PHI. Constar also shall notify Crown of any restriction to the use or disclosure of PHI that Constar has agreed to in accordance with 45 C.F.R. § 164.522, to the extent that such restriction may affect Crown’s use or disclosure of PHI.

(m)  Management and Administration.  Except as otherwise limited in this Agreement, Crown may use PHI for the proper management and administration of the Constar health plan or to carry out the legal responsibilities of Crown. Except as otherwise limited in this Agreement, Crown may disclose PHI for the proper management and administration of the Constar health plan, provided that disclosures are required by law, or Crown obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as required by law or for the purposes for which it was disclosed to the person. The person also must agree to notify Crown of any instances of which it is aware in which the confidentiality of the information has been breached.

(n)  Amendment.  The parties agree to take such action as is necessary to amend this Section 4.9 from time to time as is necessary for Constar to comply with the requirements of the Privacy Standards.

ARTICLE V
EXECUTIVE COMPENSATION PROGRAMS

Section 5.1  Excess Benefit Plan.

(a)  Cessation of Participation.  All Active Constar Employees shall cease to be eligible to participate in the Crown Excess Benefit Plan as of the Closing Date.

(b)  Retention of Liabilities.  Notwithstanding any provision of this Agreement to the contrary, effective as of the Closing Date, the Crown Group shall retain all Liabilities in connection with the Crown Excess Benefit for Active Constar Employees (and Former Constar Employees, if applicable) and the Constar Group shall have no responsibility with respect to such Liabilities.

Section 5.2  Incentive Plans.  Constar shall assume all Liabilities for or related to Active Constar Employees (and Former Constar Employees, if applicable) payable under the Crown Incentive Plans with respect to the period prior to the Closing Date; provided, however, that Crown and Constar may jointly make such adjustments to the financial goals, targets, payments and forms of payment as they deem appropriate to reflect the Offering. As of the Closing Date, Constar shall establish the Constar Incentive Plan covering such of its Active Constar Employees as it in its sole discretion deems appropriate.

Section 5.3  Supplemental Executive Retirement Plan.  As of the Closing Date, Constar shall retain or assume all liability and responsibility for the payment of the informal pension amounts and the annuity payments specified in Appendix D and Appendix E, respectively. In conjunction with Constar’s assumption of liability for the annuity payments described in the preceding sentence, Crown shall transfer to Constar all of its interest, rights and obligations under the annuity contracts identified in Appendix E and Constar shall assume all such interest, rights and obligations. In addition, as of the Closing Date, Constar may establish a non-qualified supplemental executive retirement plan (“SERP”) covering such of its Active Constar Employees as it in its sole discretion deems appropriate. The SERP shall provide eligible employees with supplemental retirement benefits equal to the additional benefit that would be payable under the applicable Constar Pension Plan if not for the limitations imposed by sections 401(a)(17) and 415 of the Code or any successor provisions.

Section 5.4  Split Dollar Life Insurance Policies.  As of the Closing Date, Crown shall transfer to Constar all of it interest, rights and obligations with respect to the split dollar life insurance policies identified in Appendix F and Constar shall assume all of Crown’s liability and responsibility with respect to such policies.

ARTICLE VI
EQUITY-BASED PLANS

Section 6.1  Stock Option Awards.

(a)  The employment of each Active Constar Employee shall be considered terminated by Crown for purposes of the Crown Equity Plans as of the Closing Date. As of the Closing Date, each stock option awarded under a Crown Equity Plan to an Active Constar Employee which is not exercisable or which has an exercise price above the then fair market value of Crown Common Stock shall be cancelled. Each stock option awarded under a Crown Equity Plan to an Active Constar Employee which is not described in the preceding sentence shall continue to be exercisable under the applicable Crown Equity Plan for a period of 60 days after the Closing Date (the “Exercise Period”). Any such stock option that is not exercised within the Exercise Period shall be cancelled. With respect to any stock option for Crown Common Stock exercised by an Active Constar Employees or Former Constar Employee, Crown shall be entitled to any tax deduction and in its sole discretion shall determine the treatment related to any such tax deduction with respect to the exercise of such stock options.

(b)  Effective as of the Closing Date, Constar shall establish an equity-based incentive plan and shall make awards thereunder to Active Constar Employees as it in its sole discretion deems appropriate.

Section 6.2  Stock Purchase Plan.

(a)  Establishment of Stock Purchase Plan.  Effective as of the Closing Date, Constar shall establish an employee stock purchase plan (the “Constar ESPP”) that will provide benefits for a period of one year after the Closing Date that are at least substantially equivalent in all Material Features to those provided under the Crown Employee Stock Purchase Plan (the “Crown ESPP”) immediately before the Closing Date.

(b)  Asset Transfer.  Prior to the Closing Date, all Active Constar Employees (and Former Constar Employees, if applicable) currently participating in the Crown ESPP shall be given an election to have the total amount of cash credited to their account under the Crown ESPP as of the Closing Date returned to them in a cash lump sum payment (without interest) or to have such amount transferred to the Constar ESPP.

ARTICLE VII
FOREIGN PLANS AND TRANSITION EMPLOYEES

Section 7.1  Foreign Retirement Plans.  Crown and Constar shall use their reasonable best efforts so that, as soon as practicable after the Closing Date, all Crown Foreign Plans which provide retirement benefits solely to Active Constar Employees and Former Constar Employees shall be assumed by Constar together with all related assets and liabilities and neither the Crown Group nor any Crown Group Plan shall retain any liability with respect to such Foreign Plans.

Section 7.2  Foreign Welfare Plans.  Crown and Constar shall use their reasonable best efforts, effective as of the Closing Date, and to the extent allowed under foreign laws, to handle the Foreign Plans which provide welfare benefits in a manner which mirrors the approach outlined in this Agreement for the various employee benefit plans.

Section 7.3  Transition Employees.  Crown and Constar have agreed that the employees listed in Appendix C will be classified as “Transition Employees.” For the “Applicable Period” (as described below), these Transition Employees will continue to be employed by Crown but will provide services exclusively to Constar in accordance with the Research and Development Agreement. At the end of the Applicable Period, or earlier, if mutually agreed to by the Parties, the Transition Employees shall be terminated by Crown and shall be offered employment with Constar. The “Applicable Period” with respect to Transition Employees who, as of the Closing Date, are in the process of seeking permanent residency in the United States, shall be the later of (i) 18 months from the Closing Date, and (ii) the period from the Closing Date until the date permanent residency is granted. The “Applicable Period” with respect to Transition Employees who, as of the Closing Date, are not in the process of seeking permanent residency shall be six months from the Closing Date. At such time as the Transition Employees become employed by Constar (the “Transition Date”), the Transition Employees shall be considered Active Constar Employees and will subject to all of the terms of this Agreement as of the Transition Date.

ARTICLE VIII
GENERAL

Section 8.1  Payment of and Accounting Treatment for Expenses and Balance Sheet Amounts.

(a)  Expenses.  Except as specifically provided in this Agreement, all expenses (and the accounting treatment related to such expenses) related to liabilities through the Closing Date regarding matters addressed in this Agreement shall be handled and administered in the ordinary course by Crown and Constar in accordance with past Crown accounting and financial practices and procedures pertaining to such matters. To the extent such expenses are unpaid as of the Closing Date that pertain to Active Constar Employees or Former Constar Employees, Constar shall be solely responsible for such payment, without regard to any accounting treatment to be accorded such expense by Crown or Constar on their respective books and records. The accounting treatment to be accorded all such expenses, whether such expenses are paid by Crown or Constar, shall be determined by Crown.

(b)  Balance Sheet Amounts.  Constar shall assume any balance sheet liability for any Liabilities assumed by it under this Agreement as of the Closing Date or thereafter, with respect to any Active Constar Employee or Former Constar Employees. The determination of any balance sheet liability as of the Close of the Closing Date shall be determined by Crown consistent with past accounting practices, consistently applied.

Section 8.2  Accounting Adjustments.  Before the Closing Date, Constar will have established on its books for financial accounting purposes liabilities and reserves for deferred compensation, welfare and other employee benefit plan obligations that will be retained or assumed by Constar under this Agreement, and Crown will have adjusted the liabilities and reserves on its books for financial accounting purposes to take into account Constar’s assumption or retention of Liabilities under this Agreement. The initial adjustments as of the Closing Date, will be made on an estimated basis. After the Parties have finally calculated the actual liabilities under this Agreement, each Party shall appropriately adjust its liabilities and reserves to reflect the amount of the liabilities and reserves that are properly allocable to that Party. Except as otherwise provided in Article III and Article VI, neither Party shall have any obligation to make payments or transfer assets to the other Party with respect to such adjustments.

Section 8.3  Notices.  All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses listed below:

if to Crown, to:	Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154 Attn.: Gary L. Burgess Fax No. 215-676-7245

if to Constar, to:	Constar International Inc. One Crown Way Philadelphia, PA 19154 Attn.: Jerry A. Gunderson Fax No. 215-552-3715

or to such other address as any Party may, from time to time, designate in a written notice given in accordance with this Section 8.3. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

Section 8.4  Amendment and Waiver.  This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 8.5  Sharing of Participant Information.  Crown and Constar shall share, Crown shall cause each applicable member of the Crown Group to share, and Constar shall cause each applicable member of the Constar Group to share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Crown Plans and the Constar Plans. Crown and Constar and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

Section 8.6  Entire Agreement.  This Agreement constitutes the entire understanding of the Parties with respect to the subject matter herein addressed, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 8.7  Parties in Interest.  Neither of the Parties may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 8.8  No Third-Party Beneficiaries; No Termination of Employment.  No provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Active Constar Employee or Former Constar Employee under any Crown Plan or Constar Plan or otherwise. Without limiting the generality of the foregoing, neither the Offering nor the termination of the controlled group status of a member of the Constar Group shall cause any employee to be deemed to have incurred a termination of employment that by itself entitles such individual to the commencement of benefits under any of the Crown Plans, any of the Constar Plans, or any individual agreements.

Section 8.9  Right to Amend or Terminate Any Plans.  Nothing in this Agreement other than those provisions specifically set forth in this Agreement to the contrary shall preclude Constar or Crown, at any time after the Closing Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Constar Plan or Crown Plan, respectively, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Constar Plan or Crown Plan.

Section 8.10  Effect if Offering Does Not Occur.  If the Offering does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Closing Date, immediately after the Closing Date, or otherwise in connection with the Offering, shall not be taken or occur except to the extent specifically agreed to in writing by Constar and Crown.

Section 8.11  Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, or a partnership or joint venture between the Parties, it being understood and agreed that no provision contained in this Agreement, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth in this Agreement.

Section 8.12  Affiliates.  Each of Crown and Constar shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by members of the Crown Group or members of the Constar Group, respectively, where relevant.

Section 8.13  Audits.

(a)  Audit Rights With Respect to Information Provided.

(i)  Each of Crown and Constar, and their duly authorized representatives, shall have the right to conduct audits at any time upon reasonable prior notice, at their own expense, with respect to all information provided to it or to any Plan trustee, recordkeeper or third-party administrator by the other Party. The Party conducting the audit shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives under this Section. The auditing Party shall have the right to make copies of any records at its expense. The Party being audited shall provide the auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten business days after receiving such draft.

(ii)  The auditing Party’s audit rights under this Section shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and affiliates of the Party being audited and of any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to the extent any such persons are affected by or addressed in this Agreement. The Party being audited shall, upon written request from the auditing Party, provide an individual (at the auditing Party’s expense) to supervise any audit of any such benefit provider or third-party. The auditing Party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

Section 8.14  Further Assurances and Consents.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will use its reasonable best efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms of this Agreement and (b) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no Party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third-party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party.

Section 8.15  Severability.    The provisions of this Agreement are severable and should any provision of this Agreement be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not part of this Agreement.

Section 8.16  Governing Law.    Subject to federal law, this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law rules of such state.

Section 8.17  Counterparts.    This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

Section 8.18  Disputes.

(a)  Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, “Disputes”), shall be subject to the provisions of this Section 8.18; provided, however, that nothing contained in this Agreement shall preclude either Party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions of this Agreement or to preserve the status quo pending resolution of Disputes hereunder.

(b)  Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 business days, to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other will be honored. If the parties do not resolve the Dispute within such 45 business day period (the “Initial Negotiation Period”), the Parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of Crown, the Chief Financial Officer and (b) in the case of Constar, the Chief Financial Officer (collectively, “Designated Officers”). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 business days following the expiration of the Initial Negotiation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 business days, to attempt to resolve the Dispute.

(c)  If the Dispute has not been resolved by negotiation within 75 business days of the first Party’s notice, or if the Parties failed to meet within 30 business days of the first Party’s notice, or if the Designated Officers failed to meet within 60 business days of the first Party’s notice, either Party may commence any litigation or other procedure allowed by law.

Section 8.19  Assignment.    Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Constar may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof.

Section 8.20  Interpretation.    Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified.

Section 8.21  Headings.    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ TORSTEN J. KREIDER
Name: Torsten J. Kreider
Title: Vice President - Planning & Development

Attest: [Corporate Seal]

By:	/s/ WILLIAM T. GALLAGHER
Name: William T. Gallagher
Title: Secretary

CONSTAR INTERNATIONAL INC.

By:	/s/ JAMES C. COOK
Name: James C. Cook
Title: Executive Vice President, Chief Financial Officer and Secretary

Appendix A—Welfare Plans

Part 1.  Crown Welfare Plans

1.      Medical Plan

2.      Dental Plan

3.      Life Insurance

4.      Long-Term Disability

5.      Supplemental Accident Insurance

6.      Cafeteria Plan

7.      Health Care Spending Account

8.      Dependent Care Spending Account

9.      Retiree Medical Plans for Salaried, Hourly and Union employees

10.    Life Insurance Program

11.    Severance Pay Policy

12.    Employee Assistance Program

13.    Tuition Reimbursement

14.    Business Travel Accident Insurance

15.    Vacation Policy

Part 2.    Constar Welfare Plans

1.      Medical Plan

2.      Dental Plan

3.      Life Insurance

4.      Long-Term Disability

5.      Supplemental Accident Insurance

6.      Cafeteria Plan

7.      Health Care Spending Account

8.      Dependent Care Spending Account

9.      Retiree Medical Plans for Salaried and Hourly employees

10.    Life Insurance Program

11.    Severance Pay Policy

12.    Employee Assistance Program

13.    Tuition Reimbursement

14.    Business Travel Accident Insurance

15.    Vacation Policy

Appendix B—Retirement Plans

Part 1—Crown Retirement Plans

1.    “Crown Pension Plans” means collectively,

a)    the Crown Salaried Pension Plan;

b)    the Crown Hourly Pension Plan; and

c)    the Crown Hourly Pension Plan for Constar Employees.

2.    “Crown Savings Plans” means collectively,

a)    the Crown 401(k) Retirement Savings Plan; and

b)    the Crown Thrift Plan.

Part 2—Constar Retirement Plans

1.    “Constar Pension Plans” means collectively,

a)    the Constar Salaried Pension Plan; and

b)    the Constar Hourly Pension Plan.

2.    “Constar Savings Plan” means,

a)    the Constar 401(k) Retirement Savings Plan.

Appendix C—Transition Employees

The following employees have been classified as “Transition Employees” as defined in Section 7.2 of the Agreement:

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[***]	Confidential treatment requested